Exhibit 99.1

Validus Holdings, Ltd.
Bermuda Commercial Bank Building
19 Par-la-Ville Road
Hamilton, HM 11
Bermuda

Mailing Address:
 Suite 1790
48 Par-la-Ville Road
Hamilton, HM 11
Bermuda

Telephone: (441) 278-9000
Facsimile: (441) 278-9090
Website: www.validusre.bm
June 8, 2009
The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
     American International Bldg.
     29 Richmond Road
     Pembroke, HM 08
     Bermuda
Re: Further Increased Offer by Validus Holdings, Ltd. (“Validus”) to IPC Holdings, Ltd. (“IPC”)
Dear Sirs:
On behalf of Validus, I am writing to further increase our offer pursuant to which Validus would pay a premium to the holders of IPC shares and Validus and IPC would amalgamate in a share-for-share exchange. We are prepared to amalgamate with IPC for total consideration consisting of 1.1234 Validus voting common shares and cash of $3.75 for each outstanding IPC share, an increase in the cash consideration of $0.75 for each outstanding IPC share from our May 18, 2009 offer. The increased offer provides IPC shareholders with total consideration of $30.67 per IPC share based on Validus’ closing price on Friday, June 5, 2009, a 9.8% premium to IPC’s closing price that day and a 24.9% premium based on the closing prices of Validus and IPC on March 30, 2009, the last trading day before the announcement of Validus’ initial offer.
This significant cash increase underscores our strong commitment to the acquisition of IPC and reinforces the clear superiority of our offer over IPC’s proposed amalgamation with Max Capital Group Ltd. (“Max”), providing IPC shareholders with the opportunity to receive a significantly larger cash component than under the proposed amalgamation with Max and the opportunity to benefit from being part of a much stronger, far more profitable, and well-diversified company.

Our board of directors has approved the submission of our further increased offer and delivery of the enclosed signed second amendment to the amalgamation agreement that we delivered to you on March 31, 2009, as amended by the amendment to the amalgamation agreement that we delivered to you on May 18, 2009, so that, upon termination of the Agreement and Plan of Amalgamation among IPC, IPC Limited and Max, dated as of March 1, 2009 (as amended, the “Max Plan of Amalgamation”), you have the certainty of our transaction and are able to sign the amalgamation agreement that was delivered to you on March 31, 2009 and the amendments thereto. Our further increased offer remains structured as a reorganization for U.S. federal income tax purposes and does not require any external financing. It is also not conditioned on a specified rating by the rating agencies. The only conditions to our offer are those contained in the executed amalgamation agreement, as amended, which we have left substantially the same as those contained in your agreement with Max to facilitate your Board’s ability to execute our agreement without delay.
As you know, we previously commenced an Exchange Offer and will continue to pursue our previously announced Scheme of Arrangement. We will also be amending the terms of the Exchange Offer and Scheme of Arrangement to reflect the improved economic terms of our offer described above.
We firmly believe that the IPC Board should refrain from taking any further action which could compromise the ability of IPC’s shareholders to obtain the benefits of our more favorable transaction. Therefore, if IPC’s shareholders reject the proposed Max amalgamation on June 12th, we urge the IPC Board to do the right thing by immediately terminating the Max Plan of Amalgamation and agreeing to the superior value of our offer for the benefit of IPC’s shareholders. We and our financial advisors, Greenhill & Co., LLC, and our legal advisors, Cahill Gordon & Reindel LLP and Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to move forward immediately.

Sincerely,
/s/ Edward J. Noonan

Edward J. Noonan
Chairman and Chief Executive Officer
Enclosure

cc:	Robert F. Greenhill Greenhill & Co., LLC John J. Schuster Cahill Gordon & Reindel LLP Stephen F. Arcano Skadden, Arps, Slate, Meagher & Flom LLP